Exhibit 10.40.1

December 13, 2022

Henrique Braun

Dear Henrique,

I am delighted to confirm your new position as President – International Development, with an effective date of January 1, 2023. You will report to me. The information contained in this letter provides details of your new position.

•Your annual base pay for your new position will be USD 700,000. Your next base salary review will be in April 2024.

•For approximately the first three months of your role, your principal place of assignment will continue to be Rio De Janeiro, Brazil and you will continue to participate in the Global Mobility Tier 1 HQ Program and be provided the standard benefits of that program. You will be seconded from Recofarma Industria do Amazonas Ltda. to The Coca-Cola Company under the Commuter Policy, until the expected date of April 2, 2023, after which your Rio De Janeiro, Brazil assignment will end, and you are expected to relocate to Atlanta, USA. Your Commuter Policy support will be limited to flights and tax support. You will receive support to repatriate you and your dependents from Brazil to Atlanta, USA.

•Effective on or about April 2, 2023, you will be considered a local employee in the U.S., and you will no longer receive any benefits under the Global Mobility Policy. Your employer in Atlanta, USA will be The Coca-Cola Company.

•You will continue to be eligible to participate in the Annual Incentive Plan. Your target annual incentive for your position is 125% of your annual base pay. Any payment will depend on both the business performance and your personal contributions. Awards are made at the discretion of the Talent and Compensation Committee of the Board of Directors based upon recommendations by Senior Management. As a discretionary program, the performance factors, eligibility criteria, payment frequency, award opportunity levels and other provisions are variable. The plan may be modified from time to time.

•You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive (LTI) program. Awards are made at the discretion of the Talent and Compensation Committee of the Board of Directors based upon recommendations by Senior Management. You will be eligible to receive LTI awards within guidelines for the level assigned to your position and based upon your leadership potential to impact the company’s future growth. As a discretionary program, eligibility criteria, award opportunity levels, the award timing, frequency, size and mix of award vehicles are variable.

•You will continue to be expected to acquire and maintain share ownership at a level equal to four times your base salary. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Talent and Compensation Committee of the Board of Directors the following February.

•You are required to enter into the Agreement on Confidentiality, Non-Competition, and Non-Solicitation, as well as the Agreement Covering Inventions, Discoveries, Copyrightable Material, Trade Secrets, and Confidential Information that will be provided to you soon.

•This letter is provided as information and does not constitute an employment contract.

Henrique Braun
December 13, 2022

Henrique, I feel certain that you will continue to find challenge, satisfaction, and opportunity in this role and as we continue our journey during this important time.

Sincerely,

/s/ James Quincey

James Quincey
Chairman and CEO

I, Henrique Braun, accept this offer

Signature: /s/ Henrique Braun

Date: December 21, 2022